Exhibit 99.1

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE: January 31, 2008
Contacts:	Investor Relations	Media Relations
	Jeff Norris	Tatiana Stead	Julie Rakes
	703-720-2455	703-720-2352	804-284-5800

Capital One Announces Dividend Increase

Share buyback program approved

McLean, Va. (Jan 31, 2008) – Capital One Financial Corporation (NYSE: COF) announced that its Board of Directors approved an increase in its quarterly dividend per share from $0.027 to $0.375 payable February 20, 2008 to stockholders of record on February 11, 2008.

The company has announced dividends every quarter since it became an independent company on February 28, 1995. Dividends declared by the company are eligible for direct reinvestment in the company’s common stock under its Dividend Reinvestment and Stock Purchase Plan. For additional plan information, stockholders should contact Computershare Trust Company, N.A., at (800) 446-2617.

In addition, the Board of Directors authorized the repurchase of up to $2.0 billion of the Company’s Common Stock. The repurchased shares will be accounted for as treasury shares and may be used for general corporate purposes. Given the current economic and capital markets environment, the company expects to manage its Tangible Common Equity to Tangible Assets Ratio (TCE Ratio) to the high end of, or possibly above, its target range of 5.5 percent - 6.0 percent in 2008. The company will execute the share repurchases as warranted by market conditions and the Company’s continued internal generation of excess capital. The company does not expect to begin to repurchase shares before the second half of the year.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $83.0 billion in deposits and $151.4 billion in managed loans outstanding as of December 31, 2007. Headquartered in McLean, VA, Capital One has 742 locations in New York, New Jersey, Connecticut, Texas and Louisiana. It is a diversified financial services company whose principal subsidiaries, Capital One, N.A., Capital One Bank, and Capital One Auto Finance, Inc., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.